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                                                                      EXHIBIT 3


               [Letterhead of AEGON USA Realty Management, Inc.]


                                 July 8, 1997

Mr. Leo Ullman
SKR Management
44 South Bayless Avenue
Port Washington, NY 11050

                          Re: Cedar Income Fund, Ltd.
                         Property Information Package


Dear Mr. Ullman:

     This letter is to document the basis upon which AEGON USA Realty Management, Inc., as the agent for Cedar Income Fund, Ltd. ("Cedar"), is willing to provide you with financial and other information concerning the properties of Cedar.

     We are making the information and materials available to you for your sole use and benefit on a strictly confidential basis in relation to your analysis for a prospective purchase or merger with one of your portfolios (a "transaction"). All information provided hereunder is to be treated as proprietary and confidential and is not to be disclosed or disseminated to third parties, except that results of your analysis may be provided to potential investors and lenders who have agreed to abide by the terms of confidentiality set forth in this letter. Your obligations under this letter agreement are ongoing and shall continue until such time as a transaction between the parties has been finalized. In the event a transaction is not consummated for whatever reason, your obligations as to confidentiality shall continue and all materials that have been provided to you and any copies made of those materials are to be promptly returned to us at your expense.

     By countersigning this letter and by acceptance of the information provided pursuant to this agreement, you are acknowledging that you understand and agree that neither Cedar or AEGON USA Realty Management, Inc. is making any representations or warranties, express or implied, by operation of law or otherwise, with respect to the quality, accuracy, completeness, or validity of the information provided, and you are also agreeing to all of the above terms of confidentiality regarding the information provided. We are not accepting any brokerage services or relationships at this time, and if you are acting on behalf of, or as agent for another party, you will have to document your relationship directly with that party. Please duly execute below one copy of this letter and return it to me. Upon its receipt, we will provide you with information you have requested.
                                        Sincerely ,
                                        AEGON USA REALTY MANAGEMENT, INC.

                                        By /s/ Dennis Roland
                                          -------------------------------------

                                          Dennis Roland
                                          President
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Mr. Leo Ullman
July 8, 1997
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     The undersigned agrees to all of the above conditions and requests that the above information be provided to us for our use solely in our due diligence inquiries and investigations. The individual signing this letter on behalf of the undersigned warrants and represents that he or she is duly authorized and empowered to enter into this agreement. The undersigned agrees to the terms of confidentiality of the information set forth above, and to similarly inform or bind all individuals or entities gaining access to the information through the undersigned. The terms of this Agreement shall extend to any further information concerning the Cedar property that is requested by and furnished to the undersigned.

     The undersigned acknowledges that neither Cedar nor AEGON USA Realty Management, Inc. will be liable for payment of any referral or brokerage fee to the undersigned or anyone gaining access to the property information or the analysis thereof by or through the undersigned without a specific written agreement to the contrary entered into by Cedar.

                                        Dated this 9th day of July, 1997.

                                        SKR MANAGEMENT CORP.

                                        By: /s/ Leo Ullman
                                          ------------------------------------
                                        Its: President
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